Exhibit 99.1

News	General Motors	GM Communications
For Release: November 7, 2008	Corporation	Detroit, Mich., USA
11:05 a.m. Eastern Standard Time		media.gm.com
GM Announces $5 billion in Additional Liquidity Enhancement Initiatives
•	Operating actions announced July 15 remain on track, targeted at $10 billion in cash improvements through 2009

•	Asset sales of $2-4 billion in process, including Hummer, ACDelco and Strasbourg facilities

•	Additional actions targeted at further improving liquidity by $5 billion by end of 2009
•	2009 capital spending reduced by $2.5 billion; key product and technology programs on track

•	Additional GMNA structural cost reductions of $1.5 billion

•	Further working capital improvements of $500 million

•	Further salaried employment cost reductions of $500 million
•	Engaging the U.S. government to aid the domestic auto industry
DETROIT — General Motors Corp. (NYSE: GM) today announced it is taking further actions to improve liquidity and reduce structural cost in response to deteriorating global economic conditions, tight credit market conditions and a rapid retraction of sales in the auto industry.
“Volatility in the world’s financial markets, tightening of consumer and business credit and historically-low consumer confidence has created a very challenging environment,” said Rick Wagoner, GM chairman and chief executive officer. “Given the current lack of credit availability we must take further difficult ‘self-help’ actions.”
Over the past several years, GM has been taking major actions to restructure its business and position it for long-term growth, making dramatic reductions in structural cost, revitalizing its product portfolio with award-winning vehicles, growing aggressively in emerging markets around the world and making demonstrable strides in advanced technology leadership (link to release).
As part of its ongoing restructuring, on July 15, 2008 GM outlined a number of initiatives aimed at improving liquidity by an estimated $15 billion through 2009 (link to release). Those initiatives included internal operating actions within the company’s control that are estimated at $10 billion, asset sales estimated at $2-4 billion and capital market activities targeted at $2-3 billion.

To date, the $10 billion in internal operating actions have either been completed or are on track for full execution by the end of 2009.
GM’s assets currently being assessed for potential sale include the Hummer vehicle business and brand and its ACDelco all-makes aftermarket parts business, which has distribution channels in more than 100 countries. GM is also evaluating strategic options for its technical and manufacturing center in Strasbourg, France. GM is also analyzing other potential asset sales.
Despite the seizing up of the credit markets, GM completed some capital market transactions (link to release) in September to improve the company’s liquidity by $500 million by year-end 2009. While GM has unencumbered assets of more than $20 billion that it could potentially use as collateral for a secured debt offering, the U.S. credit markets remain inaccessible, and the contagion effect on other financial markets around the world provides limited alternatives. Accordingly, the timing of the $2-3 billion of capital market financing GM initially targeted remains uncertain.
In light of the further deterioration in the U.S. auto market and continued turmoil in the global financial markets, GM is making downward revisions to its liquidity planning assumptions. For planning purposes, GM is assuming U.S. light industry sales volumes of 11.7 million units in 2009, and 12.7 million units in 2010. GM is also revising its average oil price estimates to range between $60-80 per barrel in 2009, and $100-$120 per barrel in 2010.
In addition to its previously announced liquidity and capacity actions, GM is taking further actions to improve liquidity by an incremental $5 billion by the end of 2009.
GM is reducing its capital spending for the calendar year 2009 from approximately $7.2 billion to $4.8 billion. The reductions will be achieved by retiming select vehicle programs in North America and Europe by three to 12 months, and deferring capacity expansion projects. Every automaker is having to adjust portfolios and spending plans to some degree, due to the rapidly changing business conditions and increasing challenging regulatory requirements. Lengthening product lifecycles is a common response to these pressures.
Although the timing of several vehicle programs will be revised, key product and technology programs remain on track. GM has a robust pipeline of competitive new vehicles over the next two years. In GM’s largest markets, U.S., China and Europe, 22 new vehicles will be launched in 2009, and 19 in 2010. In the U.S. alone, GM will launch 15 new vehicles through year-end 2010, 14 of which will be fuel-efficient cars or crossovers, including the Cadillac CTS wagon and SRX crossover, Chevrolet Camaro Coupe and Equinox crossover in 2009, and Saab 9-4x crossover, Chevrolet Cruze small car in 2010. Spending levels for the extended range electric Chevrolet Volt and other fuel-economy improvement initiatives to meet increasingly aggressive global fuel economy standards have been increased.
GM is also taking steps to reduce structural cost by an additional $1.5 billion. Actions being employed to achieve the savings include further reductions in sales promotion spending, further reductions in support of dealer network activities and channel consolidations, and further revisions to production scheduling reflective of depressed industry conditions. In response to declining demand, GM will re-rate operations at a number of operations in North America to scale back production, beginning in the first quarter of 2009.

GM also expects to make further reductions in engineering expense due to the aforementioned delays in capital spending. In addition, various types of discretionary spending, such as travel, use of consulting resources, and non-scheduled overtime for hourly and salaried employees, will also be restricted.
A number of working capital improvements, totaling approximately $500 million, are also being taken, including additional inventory reductions, with an emphasis on further cuts in components, buffer stocks and finished goods.
Measures are also being taken to further reduce salaried employment costs in the U.S. and Canada. The cost reduction target has been increased to approximately 30 percent, up from approximately 20 percent as announced on July 15. The reductions will be achieved with further contract and salaried headcount reductions by the recent over-achievement of the salaried window retirement goal, mutual separation programs, and if necessary, involuntary separations. Employment cash cost savings will also be achieved in Western Europe in 2009 as part of its necessary, broad-based labor cost reduction initiatives.
Salaried employees will not receive enhanced variable pay (incentive compensation) in 2009 for the 2008 performance period. GM had previously announced there would be no discretionary cash bonuses for 2008 for the company’s executive employees.
In addition, GM suspended the company match for the stock savings (401k) plan in the U.S., effective November 1, 2008, and matching contributions for tuition assistance and other reimbursement programs are being suspended effective January 1, 2009.
Even if GM implements the planned operating actions that are substantially within its control, GM’s estimated liquidity during the remainder of 2008 will approach the minimum amount necessary to operate its business. Looking into the first two quarters of 2009, even with its planned actions, the company’s estimated liquidity will fall significantly short of that amount unless economic and automotive industry conditions significantly improve, it receives substantial proceeds from asset sales, takes more aggressive working capital initiatives, gains access to capital markets and other private sources of funding, receives government funding under one or more current or future programs, or some combination of the foregoing. The success of GM’s plans necessarily depends on other factors, including global economic conditions and the level of automotive sales, particularly in the United States and Western Europe.
Further detail on the additional liquidity actions and GM’s current liquidity position and outlook will be disclosed in a Form 8-K filing with the Securities and Exchange (SEC) later today.
GM has taken a host of aggressive “self help” actions to improve its business, but additional support from the U.S. government to aid the auto industry during this industry downturn is essential. The company has engaged in discussions with various U.S. federal government agencies and Congressional leaders about the important role that the domestic automotive industry plays in the U.S. economy, and the need for immediate government funding support given the economic and credit crisis and its impact on the industry, including consumers, dealers, suppliers and manufacturers. Many in the government have acknowledged the important role of the industry in the national economy and the discussions are ongoing; and at this point, their outcome cannot be predicated with certainty.
“These tough actions, though very difficult to make, demonstrate our commitment and determination to weather this economic downturn and emerge a stronger and more competitive company,” said Wagoner. “We remain focused on retaining our focus on product excellence and our commitment to advanced propulsion technology leadership and returning the business to profitability despite the current market conditions.”
Finally, GM has recently explored the possibility of a strategic acquisition that it believed would generate significant cost reduction synergies and substantially strengthen GM’s financial position in the medium and long term, while being neutral or modestly positive to cash flow even in the near term. While the acquisition could potentially have provided significant benefits, the company has concluded that it is more important at the present time to focus on its immediate liquidity challenges and, accordingly, considerations of such a transaction as a near-term priority have been set aside.
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Contacts:
Reneé Rashid-Merem
313-665-3128 (office)
313-701-8560 (cell)
renee.rashid-merem@gm.com
Randy Arickx
313-667-0006 (office)
313-268-7070 (cell)
randy.c.arickx@gm.com

Forward Looking Statements
In these and following presentations and in related comments by General Motors management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “objective,” “plan,” “goal,” “project,” “outlook,” “targets,” and similar expressions to identify forward looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors.
Among other items, such factors include: our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; continued economic instability or poor economic conditions in the U.S. and global markets, including the credit markets, or changes in economic conditions, commodity prices, housing prices, currency exchange rates or political stability in the markets in which we operate; our ability to realize production efficiencies, to reduce costs and implement capital expenditures at levels and times planned by management; market acceptance of our products including cars and crossovers; shortages of and price increases for fuel; the ability of our customers, dealers, distributors and suppliers to obtain adequate financing on acceptable terms to continue their business relationships with us; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition on our markets, including on our pricing policies or use of incentives; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; the effectiveness of recent or future actions by the U.S. federal government, including the $25 billion loan program for automobile manufacturers and suppliers and recently enacted legislation relating to mortgage assets; costs and risks associated with litigation; the final results of investigations and inquiries by the SEC; changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the estimates for the Delphi pension benefit guarantees, which could result in an effect on earnings; negotiations and bankruptcy court actions with respect to obligations owed to us by Delphi Corporation, a key supplier and our obligations to Delphi; negotiations with respect to our obligations under the benefit guarantees to Delphi employees and our ability to recover any indemnity claims against Delphi; labor strikes or work stoppages at our facilities or our key suppliers such as Delphi or financial difficulties at our key suppliers such as Delphi; additional credit rating downgrades and the effects thereof; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees, including the negotiation of new collective bargaining agreements with unions representing our employees in the United States other than the UAW; possible downgrades for GMAC or ResCap by rating agencies; GMAC’s ability to maintain adequate financing sources; developments in the residential mortgage market, especially the nonprime sector; and changes in the competitive markets in which GMAC operates, including increased competition in the automotive financing, mortgage and/or insurance markets or generally in the markets for securitizations or asset sales.
GM’s most recent annual report on Form 10-K and quarterly report on Form 10-Q provide information about these factors, which we may revise or supplement in future reports to the SEC on Form 10-Q or 8-K.

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